Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, February 12, 2020

CHICAGO, ILLINOIS – February 12, 2020 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2019 net sales and net earnings.

Fourth quarter 2019 net sales were $134,663,000 compared to $127,264,000 in fourth quarter 2018, an increase of $7,399,000, or 6%. Fourth quarter 2019 net earnings were $14,555,000 compared to $12,175,000 in fourth quarter 2018, and net earnings per share were $0.22 and $0.18 in fourth quarter 2019 and 2018, respectively, an increase of $0.04 or 22%.

Twelve months 2019 net sales were $523,616,000 compared to $515,251,000 in twelve months 2018, an increase of $8,365,000, or 2%. Twelve months 2019 net earnings were $64,920,000 compared to $56,893,000 in twelve months 2018, and net earnings per share were $0.99 and $0.86 in twelve months 2019 and 2018, respectively, an increase of $0.13 per share or 15%.

Mrs. Gordon said, “Successful marketing and sales programs contributed to the increases in sales for both fourth quarter and twelve months 2019 compared to the corresponding periods in the prior year. Fourth quarter 2019 sales also benefited from the timing of sales between the third and fourth quarters of 2019, however, foreign currency translation had some adverse effects on consolidated sales for the twelve months 2019 period compared to 2018.

Fourth quarter and twelve months 2019 net earnings benefited from increased sales and higher price realization which allowed the Company to recover some margin decline resulting from increases in certain input costs in recent years. Plant efficiencies driven by capital investments and ongoing cost containment programs contributed to these improved results in 2019. Prior year 2018 gross margin was adversely affected by the implementation and start-up of new manufacturing packaging lines and resulting operational inefficiencies, as well as unfavorable experience from self-insurance programs. The Company is continuing its investments in its plant manufacturing operations to meet new consumer and customer demands, achieve quality improvements, provide genuine value to consumers, and increase operational efficiencies. Lower general and administrative expenses, primarily legal and professional fees, and lower freight and delivery unit costs resulted in improvements in operating earnings in fourth quarter and twelve months 2019. In addition, increased investment income and lower foreign impairment charges also contributed to these improved results in 2019.

The Company’s effective income tax rates were 27.9% and 23.5% in fourth quarter 2019 and 2018, respectively, and 24.1% and 22.4% in twelve months 2019 and 2018, respectively. The increase in the effective tax rates for the fourth quarter and twelve months 2019 reflects higher state income taxes and increases in valuation allowances for state income tax credit carry-forwards which are not likely to be fully realized in the future. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in both fourth quarter and twelve months 2019."

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

DECEMBER 31, 2019 and 2018

	Fourth Quarter Ended
	2019	2018

Net Product Sales	$134,663,000	$127,264,000
Net Earnings	$14,555,000	$12,175,000
Net Earnings Per Share*	$0.22	$0.18
Average Shares Outstanding*	65,101,000	65,979,000

	Twelve Months Ended
	2019	2018

Net Product Sales	$523,616,000	$515,251,000
Net Earnings	$64,920,000	$56,893,000
Net Earnings Per Share*	$0.99	$0.86
Average Shares Outstanding*	65,474,000	66,130,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2019 and April 6, 2018.